As filed with the Securities and Exchange Commission on February 10, 2005.

An Exhibit List can be found on page II-4.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REVELSTOKE INDUSTRIES, INC.

(Exact Name of Registrant as Specified in its Charter)

NEVADA	1700	98-0441019
(State of Incorporation)	(Primary Standard Industrial Code No.)	(IRS Employer Identification No.)

1164 West 7th Avenue

Vancouver, British Columbia, V6H 1B4

Canada

(Address and telephone number of principal executive offices)

11300 W. Olympic Boulevard, Suite 800

Los Angeles, California 90064

(Name, address and telephone number of agent for service)

Copies to:

Christopher H. Dieterich, Esq.

Dieterich & Associates

11300 W. Olympic Blvd., Suite 800

Los Angeles, California 90064

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:

X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

(COVER CONTINUES ON FOLLOWING PAGE)

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	100,000	$ 1.00	$ 100,000.00	$12.67
Common Stock, $0.001 par value	162,500	$ 1.00	$ 162,500.00	$20.59
Total	262,500	$ 1.00	$ 262,500.00	$33.26

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933.

We will amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2005

Revelstoke Industries, Inc.

("Revelstoke")

Up to 262,500 Shares of Common Stock

The shares are being offered for sale on a best efforts basis for a maximum of 262,500 Shares ($262,500) by Revelstoke and its officers and directors. There is no firm commitment for the sale of any shares. Since there is no firm commitment with respect to the sale of shares, we cannot state how many, if any, shares will be sold.

There are no commission payable for sales of shares in this offering and the expenses associated with this Offering have been pre-paid by us and are therefore not deducted from the net proceeds. All funds received will be paid directly to us.

Investing in our common stock involves substantial risks.

See "Risk Factors" beginning on page 6.

PROSPECTUS SUMMARY

The following is a summary of certain information contained in this Prospectus Summary. This summary is intended only for quick reference and is not intended to be complete. Therefore, this summary is qualified in its entirety by the detailed information found in the remainder of this Prospectus.

The Company

Revelstoke Industries, Inc. ("we" or "Revelstoke") was originally incorporated in the State of Nevada on April 5, 2004.

We are engaged in the business of reclaiming and stabilizing land in preparation for construction in the United States. We maintain offices at 1164 West 7th Avenue, Vancouver, British Columbia, V6H 1B4, Canada and can be reached at (604) 329-9593.

The Offering

Shares Offered

A total of 262,500 shares of common stock, $0.001 par value, at $1.00 per share, for a total offering of $262,500. The newly-issued shares resulting from this Offering will have voting rights equal to all other outstanding common shares of our stock. See "Description of the Securities."

Terms of the Offering	Investors must pay the amount in cash or check at the time of subscription. See "Plan of Distribution".
Who May Invest	The Shares are being offered solely pursuant to this Prospectus.
Use of Proceeds

Proceeds from the sale of newly-issued shares under this Offering will be used principally for the purposes of current operating capital. This will allow us to develop our projects, and thereby provide revenues and the ability to expand and implement our marketing strategy. See "Use of Proceeds".

Securities Outstanding

We presently have 300,000 shares of voting common stock issued and outstanding. Upon completion of this Offering at the Maximum amount, a total of 100,000 newly-issued shares will have been issued and 262,500 shares will then be outstanding. If less than the Maximum Offering is sold, then correspondingly fewer Shares will be issued at the conclusion of the Offering. In addition, there are no options presently outstanding to purchase our common stock. See "Description of Securities."

Risk Factors

Although our principals and senior managers have significant experience in business and management, we have a limited operating history and are, therefore, essentially a "start-up" company. We do not anticipate profitability, even following a successful closing of this Offering, for a period of approximately 12 months. There is, therefore, no assurance that revenues will continue to be generated as currently anticipated or that we will become profitable. Consequently, an investment in Revelstoke is highly speculative. Investors will suffer substantial dilution in the book value per share of the common stock compared to the purchase price. In seeking to continue our current operations and business, we could incur additional substantial losses, and require further funding for which we presently have no commitments. No person should invest in Revelstoke who cannot afford to risk loss of the entire investment. See "Risk Factors."

Transfer Agent

Transfer Online, Inc. has been selected to serve as transfer agent and registrar for our outstanding securities upon completion of the Offering. Transfer Online, Inc. is located at 317 SW Alder Street, 2nd Floor, Portland, Oregon 97204, and can be reached at (503) 227-2950.

Sales Agents	The shares are being offered for sale on a best efforts basis by the Company and its officers and directors. No commissions are payable for the sales of the shares offered.

RISK FACTORS

Risks Inherent in a New Start-Up Company

Lack of Profitability/Limited Operating History

We have a limited operating history. Businesses which are starting up or in their initial stages of development present substantial business and financial risks and may suffer significant losses from which they cannot recover. We will face all of the challenges of a new business enterprise, including but not limited to, locating suitable office space, engaging the services of qualified support personnel and consultants, establishing budgets and implementing appropriate financial controls and internal operating policies and procedures. We will need to attract and retain a number of key employees and other service personnel. Further, there is no assurance that we will be able, upon completion of this Offering, to successfully continue our operations or that we will ever operate profitably.

Limited Capital/Need for Additional Capital

Revelstoke presently does not have sufficient operating capital and is dependent upon this Offering to continue development and marketing. Upon completion of the Offering, even if the entire Offering amount is raised, the amount of capital available to us will be limited, and may not be sufficient to enable us to fully continue our business operations without additional fund raising. Additional financing may be required to meet our objectives and provide more working capital for expanding our development capabilities and to achieve our ultimate plan of expansion and full scale of operations. There can be no assurance that we will be able to obtain such financing on attractive terms, if at all. We have no commitments for additional cash funding beyond the proceeds expected to be received from this Offering.

No Dividends

We do not currently intend to pay cash dividends on our common stock and do not anticipate paying any dividends at any time in the foreseeable future. At present, we will follow a policy of retaining all of our earnings, if any, to finance development and expansion of our business. See "Dividend Policy."

Limited Liability of Officers and Directors

We have adopted provisions in our Articles of Incorporation and Bylaws which limit the liability of our officers and directors and provide for indemnification by us of our officers and directors to the full extent permitted by Nevada corporate law. Our articles generally provide that our officers and directors will have no personal liability to us or our stockholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. These provisions substantially limit the shareholders' ability to hold officers and directors liable for breaches of fiduciary duty, and may require us to indemnify our officers and directors.

Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of a company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by Revelstoke of expenses incurred or paid by a director, officer or controlling person of Revelstoke in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Risks Related to the Nature of the Proposed Business

Economic Conditions

The risks associated with our proposed business are more acute in any economic slowdown or recession.

Liquidity

Our liquidity is associated with internal and external economic and market conditions. The effects of these conditions will increase or decrease our ability to liquidate.

Uncertain Market Acceptance

Our business is based on a perceived need for construction site reclamation and preparation. There is no assurance of market acceptance of this concept, even though customers are currently buying such services, and our business will be subject to all the risks associated with introducing and marketing a new service. We have undertaken no independent market study to determine the feasibility of this concept.

Competition

We will be competing against other construction site reclamation and excavation companies, some of which sell their services globally, and some of these providers will have considerably greater resources and abilities. These competitors may have greater marketing and sales capacity, established distribution networks, significant goodwill and global name recognition.

Industry Uncertainty

The construction industry, in general, may be adversely affected by several factors beyond our control, including interest rates, national and international economic conditions, regional demand for new commercial and residential construction, and availability of suitable construction sites. Given the uncertainties and their impact on the construction industry, it is difficult, if not impossible, to predict the demand for reclaiming and stabilizing land in preparation for construction. Depressed demand for new construction would have a material adverse effect on our operations.

Dependence on the Efforts of Management

Our success will depend to a significant degree upon the involvement of our management, who will be in charge of strategic planning and operations. The officers, directors, management and advisors have experience in construction site reclamation and preparation, which will be essential to our success. However, we may need to attract and retain additional talented individuals in order to carry out our business objectives. The competition for such persons could be intense and there are no assurances that these individuals will be available to us.

Facilities and Equipment

Our executive and administrative offices are in approximately 400 square feet of facilities located at 1164 West 7th Avenue, Vancouver, British Columbia, V6H 1B4, Canada. Our present facilities, however, are inadequate for our projected needs, and we intend to acquire an additional 2,000 square feet at another location in Canada or the United States.

Regulatory Compliance

As many of our planned activities will be subject to federal, state and local regulation, and as these rules are subject to constant change or amendment, there can be no assurance that our operations will not be adversely affected by new or different government regulations, laws or court decisions applicable to our operations.

Risks Related to the Offering

"Best Efforts"/No Firm Commitment

The Shares are being offered by us on a "Best Efforts" basis, meaning that there is no assurance that any or all of the Offering will be sold. Because there is no minimum closing amount, there is an increased risk to investors who participate in the Offering if less than the Maximum amount is raised, since the remainder of the funds will not be forthcoming and that shortfall may jeopardize our ability to perform under our business plan.

Shares owned by selling stockholders (see "Selling Stockholders") may be sold first or sold concurrently with the Offering. This could affect the total number of shares we sell under the Offering. The Offering may not raise the full $100,000 of new funds for us, because some or all of the selling stockholders may sell, and the market may not support the sale of both the newly-issued and pre-existing securities.

Uncertain Public Market for Shares

At present, we are a private company. Following closing of this Offering, there will be a limited marketplace for the Shares of purchasers buying their Shares from us pursuant to the terms and conditions of this Offering and those registered selling shareholders. There is no assurance as to the depth or liquidity of any market or the prices at which holders may be able to sell the securities. An investment in the Shares may be totally illiquid and investors may not be able to liquidate their investment readily or at all when the need or desire to sell arises. Furthermore, the Shares are not marginable, will not be marginable in the near future and it is unlikely that a lending institution would accept Revelstoke's common stock as collateral for a loan. (See "Market for Common Equity and Related Stockholder Matters").

Arbitrary Offering Price

The Offering price of the Shares was arbitrarily determined by us. The Offering price bears no relationship to our assets, earnings to date, book value, net worth or other recognized economic criteria for valuing Shares. In no event should the Offering price be regarded as an indicator of any future market price of our securities.

Volatility of Stock Price

If a public market does develop for the Shares, many factors will influence the market prices. The Shares will be subject to significant fluctuation in response to variations in our operating results, investor perceptions of us, supply and demand, interest rates, general economic conditions and those conditions specific to the industry, unusual developments with regard to our activities, future financial condition and successful management.

Broad Discretion as to Use of Proceeds

We will have wide discretion as to the exact allocation and priority and timing of the allocation of funds raised from the Offering. The allocation of the proceeds of the Offering may vary significantly depending upon numerous factors, including the success that we have in the marketing of our services and products. Accordingly, we will have broad discretion with respect to the expenditure of the net proceeds of the Offering. Investors purchasing the Shares offered here will be entrusting their funds to our management, upon whose judgment the subscribers must depend. (See "Use of Proceeds").

Benefits to Present Stockholders / Proportionate Risks

Collectively, the existing shareholders own 300,000 shares of our presently outstanding common stock, and as at November 30, 2004 we had total tangible assets of $31,323. If the Maximum number of newly-issued shares offered by this Offering are sold, then upon completion of the Offering, pre-existing stockholders will represent 75% of the then-outstanding common stock, and investors purchasing newly-issued shares in the Offering will own the other 25%, for which they will have paid $100,000 cash. Therefore, investors in the Offering will contribute to our capital a disproportionately greater share than the ownership percentage that they receive. Present stockholders will benefit from a greater share of Revelstoke if successful, while investors in the Offering risk a greater loss of cash invested if we are not successful. (See "Comparative Data").

Dilution

Investors who purchase the Shares in the Offering may experience dilution in the book value of common stock which they acquire. Our present shareholders purchased their common stock at an average cost of approximately $0.247 per share, lower than the $1.00 per share to be paid by investors in this Offering. Dilution may also occur if we issue additional shares at a price lower than the Offering price stated in this document. A substantial portion of our 50,000,000 authorized shares of common stock will remain unissued if all shares offered by this prospectus are sold. Our Board of Directors has, however, the power to issue shares without shareholder approval. Following the Offering, any additional issuances of shares by us from our authorized but unissued shares could have the effect of further diluting the book value of shares and the percentage ownership interest of investors in this Offering. (See "Dilution").

Cumulative Voting and Pre-emptive Rights

There are no pre-emptive rights in connection with our common stock. Cumulative voting is allowed during the election of directors. However, after the completion of the Offering, the existing shareholders may continue to control a majority of the issued and outstanding shares and may therefore be able to control the election of a majority of the directors, and generally control our affairs.

Applicability of Low-Priced Stock Risk Disclosure Requirements

Our securities will be considered low-priced or "designated" securities under rules in effect under the Exchange Act. Under these rules, broker/dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker/dealer's duties, the customer's rights and remedies, certain market and other information, and make a suitability determination approving the customer for low-priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker/dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer, and provide monthly account statements to the customer. The likely effect of these restrictions will be a decrease in the willingness of broker/dealers to make a market in the stock, decreased liquidity of the stock and increased transaction costs for sales and purchases of the stock as compared to other securities.

USE OF PROCEEDS

The proceeds to be realized by us from the sale of newly-issued shares offered in this Offering will vary depending on the total number of shares sold. The following chart shows the estimated use of proceeds where the maximum offering is raised.

Description	Maximum Offering

Total Proceeds	$ 100,000
Less:
Offering Expenses	$ 10,000
Net proceeds	$ 90,000

Marketing	$ 25,000
Operations	$ 25,000
Working capital	$ 40,000
Total Expenditures	$ 90,000

SELLING STOCKHOLDERS

The following table presents information concerning the beneficial ownership of our common stock as of February 10, 2005 by:

a)        each person we know to be the beneficial owner of 5% of more of our outstanding shares of common stock;

b)        each of our named executive officers;

c)        each of our current directors and executive officers;

d)        all of our current executive officers and directors as a group; and

e)        each selling stockholder.

    Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by that stockholder.

Percentage of beneficial ownership is based on 300,000 shares outstanding on February 10, 2005 and 400,000 shares of common stock outstanding after the completion of this Offering. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of February 10, 2005 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
	Shares of Common Stock Beneficially Owned Prior to the Offering		Number of Shares of Common Stock to be Sold in the Offering	Shares of Common Stock Beneficially Owned After the Offering
Name and Address	Number	Percent		Number	Percent
5% or Greater Stockholders
Russell J. Shiels 6156 224th Street, Langley, BC, V2Y 2L5, Canada	75,000	25.0%	0	75,000	18.8%
Darlene Rodocker 1081 Kent Street, White Rock, BC, V4B 4T2, Canada	62,500	20.9%	62,500	0	0%
Janet Shiels 6156 224th Street, Langley, BC, V2Y 2L5, Canada	50,000	16.7%	50,000	0	0%

Named Executive Officers
Gordon C. McDougall, President, Treasurer and director 1164 West 7th Avenue, Vancouver, BC, V6H 1B4, Canada	62,500	20.9%	0	62,500	15.6%

Additional Selling Stockholders
Larry Ainsworth 15487 93rd Avenue, Surrey, BC, V3R 9B6, Canada	1,000	0.3%	1,000	0	0%
Joseph W. Bayer 6321 - 132nd Street, Surrey, BC, V3X 1M7, Canada	1,000	0.3%	1,000	0	0%
Graeme Bruce 1339 - 227th Street, Langley, BC, V2Z 2W8, Canada	2,500	0.8%	2,500	0	0%
Louise Bruce 1339 - 227th Street, Langley, BC, V2Z 2W8, Canada	2,500	0.8%	2,500	0	0%
Neil Buker 3154 West 3rd Avenue, Vancouver, BC, V6K 1N3, Canada	1,000	0.3%	1,000	0	0%
Gordon Caulder 5510 Cliffridge Place, North Vancouver, BC, V7R 4S2, Canada	5,000	1.7%	5,000	0	0%
Barry W. Chapman 5461 Grove Avenue, Ladner, BC, V4K 2A6, Canada	1,000	0.3%	1,000	0	0%
C. Jane Clements 4628 - 239th Street, Langley, BC, V2Z 2T1, Canada	1,000	0.3%	1,000	0	0%
Sheri Croskery 5262 - 238th Street, Langley, BC, V2Z 2N3, Canada	1,000	0.3%	1,000	0	0%
Tyler DeBoer 5715 - 182nd Street, Surrey, BC, V3S 4M5, Canada	1,000	0.3%	1,000	0	0%
Ralph Ettles 1905 - 169th Street, Surrey, BC, V3S 9X3, Canada	1,000	0.3%	1,000	0	0%
Tony Fiorino 111 - 7436 Stove Lake Street, Mission, BC, V2V 5B9, Canada	1,000	0.3%	1,000	0	0%
Harry Girgulis 15431 93rd Avenue, Surrey, BC, Canada	1,000	0.3%	1,000	0	0%
Otis Hiltz 966 - 163rd Street, Surrey, BC, V4A 9T8, Canada	1,000	0.3%	1,000	0	0%
Brad Hofstad 6869 181st Street, Surrey, BC, V3S 9C2, Canada	1,000	0.3%	1,000	0	0%
Barrie Hunt #203 - 1705 Martin Drive, Surrey, BC, V4A 9T5, Canada	1,000	0.3%	1,000	0	0%
Helge Jensen 16711 18th Avenue, Surrey, BC, V3S 9X5, Canada	1,000	0.3%	1,000	0	0%
Firoz Jessa 1676 138th Street, Surrey, BC, V4A 8N3, Canada	1,000	0.3%	1,000	0	0%
John Kyle 6700 No. 7 Road, Richmond, BC, V6W 1E9, Canada	1,000	0.3%	1,000	0	0%
Melanie Lantz 22710 - 64th Avenue, Langley, BC, V2Y 2K8, Canada	1,000	0.3%	1,000	0	0%
Frederick R. Lloyd 19985 36th Avenue, Langley, BC, V3A 2R3, Canada	1,000	0.3%	1,000	0	0%
Bryan McFarlane 19785 - 8th Avenue, Langley, BC, V2Z 1W1, Canada	1,000	0.3%	1,000	0	0%
Heather McFarlane 19785 - 8th Avenue, Langley, BC, V2Z 1W1, Canada	1,000	0.3%	1,000	0	0%
Wendie Parrish #15 - 21928 - 48th Avenue, Langley, BC, V3A 8H1, Canada	1,000	0.3%	1,000	0	0%
Mike Penfold 11121 Hynes Street, RR 4, Maple Ridge, BC, V2W 1V9, Canada	1,000	0.3%	1,000	0	0%
Mike Pridie 33223 East View Place, Abbotsford, BC, Canada	1,000	0.3%	1,000	0	0%
Elaine Rooney #19 - 2575 McAdam Road, Abbotsford, BC, V2S 7G4, Canada	1,000	0.3%	1,000	0	0%
Adam Donald Sedgwick 819 - 4515 Varsity Drive, Calgary, AB, T3A 0Z8, Canada	1,000	0.3%	1,000	0	0%
Betty Louise Sedgwick 819 - 4515 Varsity Drive, Calgary, AB, T3A 0Z8, Canada	1,000	0.3%	1,000	0	0%
Gregory Bruce Sedgwick 52 Berwick Hill NW, Calgary, AB, T3K 1C5, Canada	1,000	0.3%	1,000	0	0%
Roderick James Sedgwick 719 Maidstone Drive NE, Calgary, AB, T2A 4B6, Canada	1,000	0.3%	1,000	0	0%
Patricia Senger 25900 - 67th Avenue, Aldergrove, BC, V4W 1V3, Canada	1,000	0.3%	1,000	0	0%
Tara Shiels 6156 - 224th Street, Langley, BC, V2Y 2L5, Canada	1,000	0.3%	1,000	0	0%
Robert Smith #202 - 1705 Martin Drive, Surrey, BC, V4A 9T5, Canada	1,000	0.3%	1,000	0	0%
Richard Smyth 381 56th Street, Delta, BC, Canada	1,000	0.3%	1,000	0	0%
Yusuf Visram 21211 43A Avenue, Langley, BC, V3A 9S4, Canada	1,000	0.3%	1,000	0	0%
Linda Weight 6281 192nd Street, Surrey, BC, V3S 8E1, Canada	1,000	0.3%	1,000	0	0%
Lindsay White 6156 - 224th Street, Langley, BC, V2Y 2L5, Canada	1,000	0.3%	1,000	0	0%
Phyllis Winship P.O. Box 214, Fort Langley, BC, V1M 2R5, Canada	2,000	0.7%	2,000	0	0%
Cheryl Wood 13276 20A Avenue, Surrey, BC, Canada	1,000	0.3%	1,000	0	0%
Garry Wood 13276 20A Avenue, Surrey, BC, Canada	1,000	0.3%	1,000	0	0%
Sidney Robert Zetterstrom 20628 - 39th Avenue, Langley, BC, V3A 2V6, Canada	1,000	0.3%	1,000	0	0%

PLAN OF DISTRIBUTION

We and our selling stockholders are offering the shares of our common stock through the Company's officers and directors. Our common stock is not quoted on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  We anticipate a listing on the Over-The-Counter Bulletin Board ("OTCBB") to occur simultaneously with the effective date of this offering.

Revestoke will initially offer the shares to the public at the maximum offering price set out on the cover of this prospectus. If all the shares are not sold at this maximum offering price, we may change the offering price or any other selling term.

No commissions will be payable to the officers and directors for sales under this offering.   We estimate that the total expenses of this offering payable by us will be approximately $10,000.

Selling Stockholders

The selling stockholders may, from time to time, sell any or all of their shares of common stock. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling their shares:

        *    ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

        *    block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        *    purchases by a broker-dealer as principal and resale by a broker-dealer for its account;

        *    an exchange distribution in accordance with the rules of the applicable exchange;

        *    privately-negotiated transactions;

        *    short sales that are not violations of the laws and regulations of any state or the United States;

        *    broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

        *    through the writing of options on the shares;

        *    a combination of any such methods of sale; and

        *    any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also engage puts, calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from us and/or the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Revelstoke, prior to this Offering, was privately held and no market existed for transactions related to our common stock. Private sales or transfers are permitted under the respective state and Federal securities laws, subject to compliance with exemptions under the respective statutory guidelines. After this Offering, there will be a limited public marketplace for our common stock. No estimate can be made of the viability of this secondary market.

Dividends

Holders of our common stock are entitled to receive dividends when declared by our Board of Directors out of funds legally available for distribution. Any dividends may be paid in cash, property or shares of our common stock. We have not paid any dividends since our inception, and it is not likely that any dividends on our common stock will be declared at any time in the foreseeable future. Any dividends will be subject to the discretion of our Board of Directors, and will depend upon, among other things, our operating and financial condition, our capital requirements and general business conditions. Therefore, there can be no assurance that any dividends on our common stock will be paid in the future.

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

The following table sets forth, as a percentage of loss for the period, our statement of operations data for the period from June 1, 2004 until November 30, 2004.
Revenue	0.0%
Administrative expenses
Bank charges and interest	0.4
Consulting fees	26.8
Management fees	13.4
Office and miscellaneous	11.2
Professional fees	26.4
Promotion	2.6
Rent	10.0
Telephone	1.2
Transfer agent	6.4
Travel	5.5
Total administrative expenses	103.9
Other income
Gain on foreign exchange	3.9
Loss for the period	100.0%

During the period from June 1, 2004 until November 30, 2004, we experienced a net loss of $37,417. We are in the development stage, and therefore have not commenced producing revenue. Our administrative expenses totalled $38,872 for the period, and consisted primarily of consulting fees of $10,051 relating to investigating the opportunities in the construction site reclamation and stabilization business in the United States and preparation of this prospectus. In addition, professional fees of $9,873 were in respect of accounting and audit fees, and legal fees relating to the preparation of this prospectus.

Liquidity and Capital Resources

At November 30, 2004, our principal source of liquidity was cash of $31,574 and we had working capital of $31,323. Our ability to continue and expand our operations is dependent upon achieving profitable operations and upon obtaining additional financing. The outcome of these matters cannot be predicted at this time.

For the period from June 1, 2004 until November 30, 2004, we used $31,539 of cash in our operations and $45,000 of cash to repay two unsecured promissory notes. To finance the cash needs for the development stage of our business, we raised $65,000 of capital by way of the private placement of 162,500 shares of our common stock at $0.40 per share.

Off Balance Sheet Arrangements and Commitments

As of November 30, 2004, we had no off-balance sheet arrangements. The following table summarizes our contractual obligations at November 30, 2004 and the effect those obligations are expected to have on our liquidity and cash flow in future periods.
	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years
Current liabilities	$14,431	$14,431	$ -	$ -	$ -
Long-term debt	-	-	-	-	-
Total	$14,431	$14,431	$-	$-	$-

Critical Accounting Policies

Development stage company

We are considered to be in the development stage as defined in Statement of Financial Accounting Standards No. 7.

Foreign currency translation

Monetary assets and liabilities are translated at year-end exchange rates; other assets and liabilities have been translated at the rates prevailing at the date of transaction. Revenue and expense items, except for amortization, are translated at the average rate of exchange for the year. Amortization is converted using rates prevailing at dates of acquisition. Gains and losses from foreign currency translation are included in the statements of loss.

Loss per share

We use the treasury stock method of calculating fully diluted per share amounts whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the period.

Financial instruments

All our significant financial assets, financial liabilities and equity instruments are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenditures during the reporting period. Actual results could differ from those reported.

Income taxes

Income taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

DESCRIPTION OF BUSINESS

History and Development of the Company

Revelstoke Industries, Inc. was incorporated in Nevada on April 5, 2004, for the purpose of building on the expertise of Alantic Contractors Ltd. ("Alantic") in reclaiming and stabilizing land in preparation for construction in Canada. With this expertise, we intend to enter the United States market.

Using Alantic's management and expertise developed over the last 30 years, we intend to enter the U.S. market for construction site reclamation and preparation. There are significant parcels of land in the United States - including largely peat-bearing lands - currently not viable for development because they are unstable, and traditional techniques and costs to develop them would render the land worthless.

It is our intention that until we have established enough of a client base to justify hiring full-time staff, we will act essentially as a marketing and contracting company, with any land reclamation contracts we enter into being subcontracted to Alantic (see "Expertise" below).

As we gain clients and as revenue increases, we intend to hire experienced staff to manage our land reclamation contracts ourselves.

Expertise

Alantic and its management has over 30 years of expertise and excavation experience, and has specialized in soft-ground development almost exclusively for the last 15 years. We will utilize Alantic's experience and expertise on a cost-recovery basis.

Alantic is owned and managed by Mr. Russell J. Shiels of Langley, British Columbia, Canada, who is also a significant stockholder in Revelstoke. Mr. Shiels will provide guidance in launching our operations in the United States, advise on operational matters and will assist us in promoting our business through associates of his Canadian customers.

We and Alantic have entered into an agreement where Alantic, acting as contractor, will assist us with:

        *    Appraisal of the viability of projects, including establishing initial budgets and the feasibility of planned procedures

        *    Supervision and procuring of engineering services

        *    Obtaining state and local approvals

        *    Periodic project budget reviews

        *    Implementation of systems to conform to local and state regulations

        *    Supervision of construction team, including site engineering by Alantic's staff engineer

        *    Acquisition of equipment or services of local subcontractors

        *    Selection and sourcing of potential fill materials

        *    Setting up and directing day-to-day operations

For these services, we will pay Alantic their costs plus 15%. In addition, we will pay Alantic $2,500 plus travel expenses to review the viability of prospective projects.

An expertise in the field of soft-ground development is necessary to minimize the risk of damage to adjacent buildings and nearby infrastructure, unexpected on-site soil structure damage, and future damage to newly constructed buildings. Experienced management and staff and geotechnical preparation reduces this risk to a manageable level.

Expertise is also necessary for the proper management of structural fill inventories and availabilities. Costs can increase markedly when large volumes of structural fill must be transported over great distances. Economies can be had when fill can be removed from one site and moved a short distance to provide the fill for another site. Proper management of structural fill is a function of management experience.

Site Reclamation and Stabilization

Peat, silt and other organic soils present an unstable base for construction. Buildings, parking lots and other improvements on such unprepared soils will settle unevenly, thereby causing structural instability and, eventually, costly site remediation or loss of the foundation. Unstable soils must be either preloaded, excavated and replaced, or pilings must be installed to provide a stable base for foundation. Depending upon the depth of the unstable soils, removal of undesirable materials and replacement with structural fill, or the installation of pilings may be uneconomical alternatives. Proper staged preloading may be the only viable alternative in relatively deep, unstable soils.

In Canada, Alantic has developed an expertise in preloading and stabilizing fragile land unable to support the weight of commercial buildings, and reclaiming it for profitable development. Preloading is a process whereby unstable soils are consolidated and settled by loading the site in stages with structural fill - sometimes yards deep and weighing thousands of tons - in a predetermined manner. This compacts and consolidates the underlying soils over a period of months and possibly years. When the short term settlement has been exhausted, the preload - that is, the amount of material above finished grade - is removed, leaving the site with a stable foundation for construction.

Preloading is not a new technology; in fact, it has been in use for many years. In recent years, however, a niche has developed where contractors like Alantic have capitalized on the need for sites (landfills) to receive excess structural fill generated as a consequence of multilevel underground developments. Through the relocation of this structural fill, and with the revenue generated by tipping fees charged, sites which were once not economically viable to develop are afforded the opportunity to proceed.

With our ability to contract Alantic's management and senior staff, and with outside geotechnical engineers, we intend to assist owners of unstable lands to prepare and reclaim their lands for development. The process for us will typically begin with a review of the particular site's soils by a geotechnical engineer, including soil composition, depth and other characteristics that will describe its behavior and viability for its intended use.

Along with the geotechnical consultant, we will develop a staged plan to fill and preload prospective sites. Next, the subject site would be cleared and instrumentation installed in preparation for monitoring the site elevation changes and any possible effects on surrounding properties or structures. Structural landfill materials would be sourced through local projects and excavation contractors, with tipping fees being negotiated. Initial fill depths would be designed to allow for broad access over the site, while inducing some of the dramatic, primary settlement. Over a period of months and even years, additional layers of structural fill will be added as fill, and ultimately a preload to prepare the location of any structures to be built.

The rate of settlement will be monitored over the ensuing months using surveyors to gather data from the instrumentation installed prior to preloading. The geotechnical consultant is responsible for determining the array of instrumentation to be installed, the frequency of data collection, and interpretation of the data. The rate of settling or lateral movement is typically greatest in the early months, and declines over time. The performance of the site as proven in the data will determine adjustments to the proposed plan of site filling and preloading. This will be done in consultation with the geotechnical engineer.

We will not provide reclamation services relating to contaminated soils.

Market and Industry Analysis

Over the last several decades in North America, urban areas have spread and have been heavily built-up. Suburban areas have also spread. In many cases, the only virgin lands available within such areas are parcels with soil problems that have left them undeveloped. Typically, these properties are within or bordering desirable locations, but the value of this land is comparatively low, to reflect the significant costs of modifying the site to make it suitable for development.

Alternatives to preloading for preparing unstable-soil sites for construction include soil removal and replacement, and installation of pilings. The removal of unstable soils and replacement with structurally suitable fill may be appropriate for shallow soil depths, however the volume of soil required to be removed from sites with deeper soils could make excavation, hauling and disposal uneconomical.

Pilings are a traditional solution for long term stabilization. This is typically an expensive solution, and may be particularly uneconomical in deep soils.

Our competitors in site preparation and reclamation by preloading range from contractors with similar background and experience, to small contractors with little or no experience in other than general excavation services. We intend to build on the experience and reputation of Alantic to develop our clientele in the United States.

Development Opportunities

As our reputation in the United States develops, we intend to seek additional equity financing for the acquisition, reclamation and development, as principal, of commercial sites that are not currently viable for construction, and are therefore presently undervalued. These acquisitions may be undertaken alone or in strategic partnership with commercial developers.

Regulation

We will conduct business in the United States under the regulation of U.S. corporate law, state and local development codes, construction and workers' compensation regulations, and pertinent business and professional codes.

Liquidity and Capital Resources

We intend to use the proceeds from this Offering for the development of our market and establishment in the United States. Additional financing will be required to fund the commencement of operations. Following commencement of operations, revenue billings are expected to fund ongoing operations.

Absent funds raised in this Offering, we will rely on funds committed by the principals and a moderation of our growth prospects for the next 12 months.

Facilities

Our executive and administrative offices are in approximately 400 square feet of facilities located at 1164 West 7th Avenue, Vancouver, British Columbia, V6H 1B4, Canada. These facilities, however, are inadequate for our projected needs, and we intend to acquire an additional 2,000 square feet at another location in Canada or the United States.

Legal Proceedings

Revelstoke is not a party to any pending legal proceeding.

MANAGEMENT

Officers and Directors

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.

Name	Age	Position
Gordon C. McDougall	48	President, Treasurer and Director
Alan Sedgwick	51	Secretary, Director

President/Treasurer/Director: Gordon C. McDougall

1994 to Present:                            President, Campbell Capital Advisory Inc., a private investment and management consulting company located in Vancouver, British Columbia, Canada.

March 2002 to June 2004:           Director, Gamestate Entertainment Inc., a public leisure and entertainment company listed on the NASD Over-the-Counter Bulletin Board.

June 1999 to June 2000:              President, Luna Medical Technologies, Inc., a public, medical device marketing company listed on the NASD Over-the-Counter Bulletin Board.

Gordon McDougall, was born in New Brunswick, Canada. He completed the Canadian Securities Course in 1984 and became a stockbroker with Nesbitt Thomson in 1984.

In 1986 he became a director of Allure Industries Inc. a research and development company, which eventually became a waste management company and was sold. He then was the Chief Executive Officer of Maple Technologies Inc., which was in targeted advertising, primarily focused on the college and university markets and hotels. The company's main product was called Target Vision. Mr. McDougall is well-versed in raising capital, managing start-up companies and coaching companies through their initial growth.

Secretary/Director: Alan Sedgwick

1992 to Present:                            Automotive Lease Specialist, Ocean Park Ford Ltd., a motor vehicle dealer located in White Rock, British Columbia, Canada.

After graduating from Southern Alberta Institute of Technology (Business Administration) in 1975, Alan Sedgwick developed a diverse 30-year background in direct marketing and sales. During the mid-seventies, he recognized the potential of the mini computer and became one of the first to market them in western Canada for Olivetti Canada. After moving to British Columbia, Mr. Sedgwick formed The Nova Communication Group, which was active in all aspects of advertising and promotion of small and mid-sized companies in the interior of the province. At the same time, Mr. Sedgwick ventured into the food and beverage industry, opening Jonathan Segal's Bar & Restaurant Ltd., which at the time became one of the largest and most successful independent establishments the interior of British Columbia had enjoyed. For the past fifteen years, he has been in the automotive leasing industry, focusing on niche markets such as the British Columbia film industry.

Employees

We currently have two employees - our two executive officers. Within the next 12 months, and as funds become available, we intend to hire one or two additional employees, and additional consultants will be engaged on an as-needed contract basis.

EMPLOYMENT AGREEMENTS

As of the date of this prospectus, there are no employment agreements in place with our key officers/directors. As we receive funding and hire employees and engage consultants, employment and consulting agreements will be executed.

EXECUTIVE COMPENSATION

We have no officers, directors or employees who receive more than $60,000 per year as compensation, except as described herein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as described in this prospectus, none of our directors, executive officers nor members of their immediate family have a direct or indirect material interest in any transactions or proposed transactions which materially affected or could materially affect us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 10, 2005, the name and the approximate number of shares of common stock of Revelstoke owned of record or beneficially by each person who owns of record, or is known by us to own beneficially, more than five percent (5%) of our common stock, and the name and shareholdings of each officer and director, and of all officers and directors as a group as of the date of this Memorandum and as adjusted to reflect the sale of the securities offered hereby.
Principal Shareholders' Name	Number of Shares Owned	Percentage Prior to Offering	Percentage Following Offering
Gordon C. McDougall	62,500	20.8%	15.6%
All Officers and Directors as a Group	62,500	20.8%	15.6%
Russell J. Shiels	75,000	25.0%	18.8%
Darlene Rodocker	62,500	20.8%	0%
Janet Shiels	50,000	16.7%	0%
Minority Shareholders	50,000	16.7%	0%
Public	100,000	N/A	65.6%

DESCRIPTION OF SECURITIES

The following statements do not purport to be complete and are qualified in their entirety by reference to the detailed provisions of our Articles of Incorporation and Bylaws, copies of which are provided as exhibits after this document.

Common Stock

Our authorized capital stock consists of 50,000,000 shares of common stock with a $0.001 par value. As of February 10, 2005, we had outstanding 300,000 shares of common stock. We have reserved from our authorized but unissued shares, a sufficient number of shares of common stock for issuance under this Offering. The shares of common stock issuable upon completion of the Offering, when issued in accordance with the terms of the Offering, will be fully paid and non-assessable.

Outstanding Options to Purchase Common Stock

There are no options held by any entity with respect to purchase of our common stock.

Dividend Policy

Holders of our common stock are entitled to receive dividends when declared by the Board of Directors out of funds legally available for distribution. Any such dividends may be paid in cash, property or shares of our common stock. We have not paid any dividends since inception, and it is not likely that any dividends on our common stock will be declared at any time in the foreseeable future. Any dividends will be subject to the discretion of our Board of Directors, and will depend upon, among other things, our operating and financial condition, our capital requirements and general business conditions. Therefore, there can be no assurance that any dividends on our common stock will be paid in the future.

Shares Eligible for Future Sale

 Of the 300,000 shares of common stock currently outstanding, all are "restricted securities" as that term is defined under Rule 144 of the Securities Act of 1933, as amended, in that these shares were issued and sold by us without registration, as private transactions not involving a public offering, or are securities held by affiliates. Although these restricted and affiliated securities are not presently tradeable in any public market which may develop for the common stock, these securities may in the future be publicly sold into any such market, if such a market should develop, in accordance with the provisions of Rule 144. In general, under Rule 144 as currently in effect, a person (or group of persons whose shares are aggregated), including our affiliates, can sell within any three-month period, a number of shares of restricted securities that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or (if our stock becomes quoted on NASDAQ or a stock Transfer), the reported average weekly trading volume during the four calendar weeks preceding the sale, provided that at least one year has elapsed since the restricted securities being sold were purchased from us or any affiliate of ours, and provided further that certain other conditions are also satisfied. If at least two years have passed since the restricted securities were purchased from us or an affiliate of ours, a person who has not been an affiliate of ours for at least three months is entitled to sell those restricted shares under Rule 144 without regard to any limitations on the amount. Future sales by current shareholders, especially of substantial amounts, could depress the market prices of the common stock in any market that may develop.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Management will attempt to resolve any conflicts of interest that may arise in our favor. Failure to do so could result in fiduciary liability to management. The General Corporation Law of Nevada permits provisions in the articles, by-laws or resolutions approved by shareholders which limit liability of directors for breach of fiduciary duty to certain specified circumstances, namely, breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. The articles with these exceptions eliminate any personal liability of a Director to us or our shareholders for monetary damages for the breach of a Director's fiduciary duty and therefore a Director cannot be held liable for damages to us or our shareholders for gross negligence or lack of due care in carrying out his fiduciary duties as a Director. Our by-laws indemnify our Officers and Directors to the full extent permitted by Nevada law. Nevada law permits indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. A director or officer must be indemnified as to any matter in which he successfully defends himself. Indemnification is prohibited as to any matter in which the director or officer is adjudged liable to the corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Revelstoke pursuant to these provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

To the knowledge of our officers and directors, neither we nor any of our officers or directors is a party to any material legal proceeding or litigation and those persons know of no material legal proceeding or litigation contemplated or threatened. There are no judgments against us or our officers or directors. None of the officers or directors has been convicted of a felony or misdemeanor relating to securities or performance in corporate office.

EXPERTS

Revelstoke is presently relying, and will continue over the next 12 months to rely, on the expertise of consultants and outside contractors, however we intend to engage our own staff as we receive funding and our business develops.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Revelstoke Industries, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected by public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may obtain this information by visiting the SEC's Internet website at sec.gov.

REVELSTOKE INDUSTRIES, INC.

INDEX TO FINANCIAL STATEMENTS

Revelstoke Industries, Inc.

(A Development Stage Enterprise)

Financial Statements

CHARTERED                                                                                                       1100 - 1177 West Hastings Street                       mackay.ca

ACCOUNTANTS                                                                                                 Vancouver, BC V6E 4T5
MacKay LLP                                                                                                          Tel: 604-687-4511

                                                                                                                                  Fax: 604-687-5805

                                                                                                                                  Toll Free: 1-800-351-0426

                                                                                                                                  www.MacKayLLP.ca

Auditors' Report

To the Shareholders of

Revelstoke Industries, Inc.

(a Development Stage Enterprise)

We have audited the balance sheet of Revelstoke Industries, Inc., (a development stage enterprise) as at May 31, 2004 and the statement of loss and deficit, stockholders' equity, and cash flows for the period from incorporation, April 5, 2004 to May 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at May 31, 2004 and the results of its operations and its cash flows for the period then ended in accordance with generally accepted accounting principles in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage, and has no permanently established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada.                                                                                                                      "MacKay LLP"

June 29, 2004                                                                                                                        Chartered Accountants

Revelstoke Industries, Inc.

(A Development Stage Enterprise)

Statement of Operations and Deficit

For the period ended May 31,	2004

Revenue	$ -

Administrative expenses
Bank charges and interest	50
Consulting fees	3,300
Office and miscellaneous	77
Professional fees	2,000

5,427

Loss for the period	(5,427)

Deficit, beginning of period	-

Deficit accumulated during the development stage	$ (5,427)

Revelstoke Industries, Inc.

(A Development Stage Enterprise)

Balance Sheet

May 31, 2004

ASSETS

Current
Cash	$ 44,113
Prepaid expenses	11,000

$ 55,113

Liabilities

Current
Accounts payable and accrued liabilities	$ 5,300
Due to shareholders (note 3)	1,073
Promissory notes payable (note 4)	45,000

51,373

Stockholders' Equity
Common stock, $0.001 par value
50,000,000 shares authorized
137,500 shares outstanding	138

Additional paid in capital	9,029

Deficit accumulated during the development stage	(5,427)

3,740

$ 55,113

Approved by the Directors:

/s/ Gordon C. McDougall                        Director                                                                                             /s/ Alan Sedgwick                          Director

Revelstoke Industries, Inc.

(A Development Stage Enterprise)

Statement of Stockholders Equity

For the period from Inception to May 31, 2004

	Number of shares	Par value	Additional Paid in Capital	Deficit Accumulated During the Development Stage	Total

April 5, 2004 issue common shares for cash	137,500	$ 138	$ 9,029	$ -	$ 9,167

Net loss for the period	-	-	-	(5,427)	(5,427)

Balance May 31, 2004	137,500	$ 138	$ 9,029	$ (5,427)	$ 3,740

Revelstoke Industries, Inc.

(A Development Stage Enterprise)

Statement of Cash Flows

For the period ended May 31,	2004

Cash provided by (used for)

Operating activities
Loss for the period	$ (5,427)

Change in non-cash working capital items:
Prepaid expenses	(11,000)
Accounts payable and accrued liabilities	5,300

(11,127)

Financing activities
Loans received	45,000
Advances from shareholders	1,073
Issuance of share capital	9,167

55,240

Increase in cash during the development stage	44,113

Cash, beginning of period	-

Cash, end of period	$ 44,113

Supplemental cash flow information

Interest paid	$ -
Income taxes paid	$ -

Revelstoke Industries, Inc.

(a Development Stage Enterprise)

Notes to the Financial Statements

May 31, 2004

1.    Nature of Operations

The company was incorporated in the State of Nevada on April 5, 2004. The company is engaged in the business of reclaiming and stabilizing land in preparation for construction in the United States of America.

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern. Accordingly, they do not give effect to adjustment that would be necessary should the company be unable to continue as a going concern and therefore be required to realize its assets and retire its liabilities in other than the normal course of business and at amounts different from those in the accompanying financial statements. The company's ability to continue as a going concern is dependent upon achieving profitable operations and/ or upon obtaining additional financing. The outcome of these matters can not be predicted at this time.

2.    Significant Accounting Policies

        a)    Development stage company

                The company is considered to be in the development stage as defined in Statement of Financial Accounting Standards No. 7.

        b)    Foreign currency translation

Monetary assets and liabilities are translated at year-end exchange rates; other assets and liabilities have been translated at the rates prevailing at the date of transaction. Revenue and expense items, except for amortization, are translated at the average rate of exchange for the year. Amortization is converted using rates prevailing at dates of acquisition. Gains and losses from foreign currency translation are included in the statements of loss.

        c)    Loss per share

The company uses the treasury stock method of calculating fully diluted per share amounts whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the period.

        d)    Financial instruments

All significant financial assets, financial liabilities and equity instruments of the company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

Amounts due to shareholders do not bear interest, are unsecured, and have no fixed payment terms, accordingly the fair value cannot be readily determined.

Revelstoke Industries, Inc.

(a Development Stage Enterprise)

Notes to the Financial Statements

May 31, 2004

2.    Significant Accounting Policies (continued)

        e)    Estimates

                The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenditures during the reporting period. Actual results could differ from those reported.

        f)    Income taxes

Income taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

3.    Due to shareholders

Amounts due to shareholder are unsecured, do not bear interest and have no fixed terms of repayment.

4.    Promissory Notes Payable

On May 1, 2004, the company issued two promissory notes for a total amount of $45,000. The two notes do not bear interest, and are payable September 30, 2004.

Revelstoke Industries, Inc.

(A Development Stage Enterprise)

(Unaudited)

Statement of Operations and Deficit

	Cumulative, Inception to August 31, 2004	3 months ended August 31, 2004

Revenue	$ -	$ -

Administrative expenses
Bank charges and interest	123	73
Consulting fees	12,088	8,788
Management fees	5,000	5,000
Office and miscellaneous	3,037	2,960
Promotion	978	978
Professional fees	9,643	7,643
Rent	2,250	2,250
Telephone	349	349
Transfer agent	1,200	1,200
Travel	1,789	1,789

	36,457	31,030

Loss before other income	(36,457)	(31,030)

Other income
Gain on foreign exchange	904	904

Loss for the period	(35,553)	(30,126)

Deficit, beginning of period	-	(5,427)

Deficit accumulated during the development stage	$ (35,553)	$ (35,553)

Loss per share	$ (0.26)	$ (0.22)

Weighted average shares outstanding	137,500	137,500

Revelstoke Industries, Inc.

(A Development Stage Enterprise)

(Unaudited)

Balance Sheet

	August 31, 2004	May 31, 2004

ASSETS

Current
Cash	$ 14,777	$ 44,113
Due from related party (note 3)	7,285	-
Prepaid expenses	6,525	11,000

	$ 28,587	$ 55,113

Liabilities

Current
Accounts payable and accrued liabilities	$ 9,900	$ 5,300
Due to shareholders (note 4)	73	1,073
Promissory notes payable (note 5)	45,000	45,000

	54,973	51,373

Stockholders' Equity
Common stock, $0.001 par value
50,000,000 shares authorized
137,500 shares outstanding	138	138

Additional paid in capital	9,029	9,029

Deficit accumulated during the development stage	(35,553)	(5,427)

	(26,386)	3,740

	$ 28,587	$ 55,113

Approved by the Directors:

/s/ Gordon C. McDougall                        Director                                                                                             /s/ Alan Sedgwick                          Director

Revelstoke Industries, Inc.

(A Development Stage Enterprise)

(Unaudited)

Statement of Stockholders Equity

For the period from Inception to August 31, 2004

	Number of shares	Par value	Additional Paid in Capital	Deficit Accumulated During the Development Stage	Total

April 5, 2004 issue common shares for cash	137,500	$ 138	$ 9,029	$ -	$ 9,167

Net loss for the period	-	-	-	(5,427)	(5,427)

Balance May 31, 2004	137,500	138	9,029	(5,427)	3,740

Net loss for the period	-	-	-	(30,126)	(30,126)

Balance August 31, 2004	137,500	$ 138	$ 9,029	$ (35,553)	$ (26,386)

Revelstoke Industries, Inc.

(A Development Stage Enterprise)

(Unaudited)

Statement of Cash Flows

	Cumulative, Inception to August 31, 2004	3 months ended August 31, 2004

Cash provided by (used for)

Operating activities
Loss for the period	$ (35,553)	$ (30,126)

Change in non-cash working capital items:
Due from related party	(7,285)	(7,285)
Prepaid expenses	(6,525)	4,475
Accounts payable and accrued liabilities	9,900	4,600

	(39,463)	(28,336)

Financing activities
Issuance of share capital	9,167	-
Promissory notes issued	45,000	-
Advances from (repayments to) shareholders	73	(1,000)

	54,240	(1,000)

Increase (decrease) in cash	14,777	(29,336)

Cash, beginning of period	-	44,113

Cash, end of period	$ 14,777	$ 14,777

Supplemental cash flow information

Interest paid	$ -	$ -
Income taxes paid	$ -	$ -

Revelstoke Industries, Inc.

(a Development Stage Enterprise)

(Unaudited)

Notes to the Financial Statements

August 31, 2004

1.    Nature of Operations

The company was incorporated in the State of Nevada on April 5, 2004. The company is engaged in the business of reclaiming and stabilizing land in preparation for construction in the United States of America.

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern. Accordingly, they do not give effect to adjustment that would be necessary should the company be unable to continue as a going concern and therefore be required to realize its assets and retire its liabilities in other than the normal course of business and at amounts different from those in the accompanying financial statements. The company's ability to continue as a going concern is dependent upon achieving profitable operations and/ or upon obtaining additional financing. The outcome of these matters can not be predicted at this time.

During the period, the company incurred a loss of $30,126 and has an accumulated deficit of $35,553. The operations of the company have primarily been funded by the issuance of common shares. Continued operations of the company are dependent on the Company's ability to complete public equity financing or generate profitable operations in the future. Management's plan in this regard is to secure additional funds through future equity financings, which may not be available or may not be available on reasonable terms.

2.    Significant Accounting Policies

        a)    Development stage company

                The company is considered to be in the development stage as defined in Statement of Financial Accounting Standards No. 7.

        b)    Foreign currency translation

                Monetary assets and liabilities are translated at year-end exchange rates; other assets and liabilities have been translated at the rates prevailing at the date of transaction. Revenue and expense items, except for amortization, are translated at the average rate of exchange for the year. Amortization is converted using rates prevailing at dates of acquisition. Gains and losses from foreign currency translation are included in the statements of loss.

        c)    Loss per share

                The company uses the treasury stock method of calculating fully diluted per share amounts whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the period.

        d)    Financial instruments

                All significant financial assets, financial liabilities and equity instruments of the company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

Revelstoke Industries, Inc.

(a Development Stage Enterprise)

(Unaudited)

Notes to the Financial Statements

August 31, 2004

2.    Significant Accounting Policies (continued)

        e)    Estimates

                The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenditures during the reporting period. Actual results could differ from those reported.

        f)    Income taxes

                Income taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities. Tax benefits, which may arise as a result of applying these pools and losses to taxable income, have been reduced to zero by a valuation allowance due to uncertainty regarding their utilization.

3.    Related party transactions

        a)     During the period, the company entered into transactions with related parties as follows:

Management fees paid to a corporation controlled by a director	$5,000
Rent paid to a corporation controlled by a director	$2,250
Equipment rental paid to a corporation controlled by a director	$ 750

        b)    As at August 31, 2004, $7,285 included in "Due from related party" was owed by a corporation controlled by a director of the company in respect of advances on expenses. The amount due from the related party is unsecured, without interest or stated terms of repayment, accordingly the fair value can not be practicably calculated.

4.    Due to shareholders

Amounts due to shareholder are unsecured, do not bear interest and have no fixed terms of repayment, accordingly the fair value can not be practicably calculated.

5.    Promissory Notes Payable

On May 1, 2004, the company issued two promissory notes for a total amount of $45,000. The two notes do not bear interest, and are payable September 30, 2004.

Revelstoke Industries, Inc.

(A Development Stage Enterprise)

(Unaudited)

Statement of Operations and Deficit

	Cumulative, Inception to November 30, 2004	3 months ended November 30, 2004	6 months ended November 30, 2004

Revenue	$ -	$ -	$ -

Administrative expenses
Bank charges and interest	180	57	130
Consulting fees	13,351	1,263	10,051
Management fees	5,000	-	5,000
Office and miscellaneous	4,280	1,243	4,203
Promotion	978	-	978
Professional fees	11,873	2,230	9,873
Rent	3,750	1,500	3,750
Telephone	453	104	453
Transfer agent	2,380	1,180	2,380
Travel	2,054	265	2,054

	44,299	7,842	38,872

Loss before other income	(44,299)	(7,842)	(38,872)

Other income
Gain on foreign exchange	1,455	551	1,455

Loss for the period	(42,844)	(7,291)	(37,417)

Deficit, beginning of period	-	(35,553)	(5,427)

Deficit accumulated during the development stage	$ (42,844)	$ (42,844)	$ (42,844)

Loss per share	$ (0.31)	$ (0.05)	$ (0.27)

Weighted average shares outstanding	138,177	139,286	138,388

Revelstoke Industries, Inc.

(A Development Stage Enterprise)

(Unaudited)

Balance Sheet

	November 30, 2004	May 31, 2004

ASSETS

Current
Cash	$ 31,574	$ 44,113
Accounts receivable	400	-
Due from related party (note 3)	7,285	-
Prepaid expenses	6,495	11,000

	$ 45,754	$ 55,113

Liabilities

Current
Accounts payable and accrued liabilities	$ 14,358	$ 5,300
Due to shareholders (note 4)	73	1,073
Promissory notes payable (note 5)	-	45,000

	14,431	51,373

Stockholders' Equity
Common stock, $0.001 par value
50,000,000 shares authorized
300,000 shares outstanding	300	138

Additional paid in capital	73,867	9,029

Deficit accumulated during the development stage	(42,844)	(5,427)

	31,323	3,740

	$ 45,754	$ 55,113

Approved by the Directors:

/s/ Gordon C. McDougall                        Director                                                                                             /s/ Alan Sedgwick                          Director

Revelstoke Industries, Inc.

(A Development Stage Enterprise)

(Unaudited)

Statement of Stockholders Equity

For the period from Inception to November 30, 2004

	Number of shares	Par value	Additional Paid in Capital	Deficit Accumulated During the Development Stage	Total

April 5, 2004 issue common shares for cash	137,500	$ 138	$ 9,029	$ -	$ 9,167

Net loss for the period	-	-	-	(5,427)	(5,427)

Balance May 31, 2004	137,500	138	9,029	(5,427)	3,740

November 30, 2004 issue common shares for cash	162,500	162	64,838	-	65,000

Net loss for the period	-	-	-	(37,417)	(37,417)

Balance November 30, 2004	300,000	$ 300	$ 73,867	$ (42,844)	$ 31,323

Revelstoke Industries, Inc.

(A Development Stage Enterprise)

(Unaudited)

Statement of Cash Flows

	Cumulative, Inception to November 30, 2004	3 months ended November 30, 2004	6 months ended November 30, 2004

Cash provided by (used for)

Operating activities
Loss for the period	$ (42,844)	$ (7,291)	$ (37,417)

Change in non-cash working capital items:
Accounts receivable	(400)	(400)	(400)
Due from related party	(7,285)	-	(7,285)
Prepaid expenses	(6,495)	30	4,505
Accounts payable and accrued liabilities	14,358	4,458	9,058

	(42,666)	(3,203)	(31,539)

Financing activities
Promissory notes issued	45,000	-	-
Promissory notes repaid	(45,000)	(45,000)	(45,000)
Advances from (repayment to) shareholders	73	-	(1,000)
Issuance of shares	74,167	65,000	65,000

	72,240	20,000	19,000

Increase (decrease) in cash	31,574	16,797	(12,539)

Cash, beginning of period	-	14,777	44,113

Cash, end of period	$ 31,574	$ 31,574	$ 31,574

Supplemental cash flow information

Interest paid	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -

Revelstoke Industries, Inc.

(a Development Stage Enterprise)

(Unaudited)

Notes to the Financial Statements

November 30, 2004

1.    Nature of Operations

The company was incorporated in the State of Nevada on April 5, 2004. The company is engaged in the business of reclaiming and stabilizing land in preparation for construction in the United States of America.

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern. Accordingly, they do not give effect to adjustment that would be necessary should the company be unable to continue as a going concern and therefore be required to realize its assets and retire its liabilities in other than the normal course of business and at amounts different from those in the accompanying financial statements. The company's ability to continue as a going concern is dependent upon achieving profitable operations and/ or upon obtaining additional financing. The outcome of these matters can not be predicted at this time.

During the period, the company incurred a loss of $37,417 and has an accumulated deficit of $48,844. The operations of the company have primarily been funded by the issuance of common shares. Continued operations of the company are dependent on the Company's ability to complete public equity financing or generate profitable operations in the future. Management's plan in this regard is to secure additional funds through future equity financings, which may not be available or may not be available on reasonable terms.

2.    Significant Accounting Policies

        a)    Development stage company

                The company is considered to be in the development stage as defined in Statement of Financial Accounting Standards No. 7.

        b)    Foreign currency translation

                Monetary assets and liabilities are translated at year-end exchange rates; other assets and liabilities have been translated at the rates prevailing at the date of transaction. Revenue and expense items, except for amortization, are translated at the average rate of exchange for the year. Amortization is converted using rates prevailing at dates of acquisition. Gains and losses from foreign currency translation are included in the statements of loss.

        c)    Loss per share

                The company uses the treasury stock method of calculating fully diluted per share amounts whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the period.

        d)    Financial instruments

                All significant financial assets, financial liabilities and equity instruments of the company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

Revelstoke Industries, Inc.

(a Development Stage Enterprise)

(Unaudited)

Notes to the Financial Statements

November 30, 2004

2.    Significant Accounting Policies (continued)

            e)    Estimates

                    The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenditures during the reporting period. Actual results could differ from those reported.

            f)    Income taxes

                    Income taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities. Tax benefits, which may arise as a result of applying these pools and losses to taxable income, have been reduced to zero by a valuation allowance due to uncertainty regarding their utilization.

3.    Related party transactions

        a)    During the period, the company entered into transactions with related parties as follows:

Management fees paid to a corporation controlled by a director	$5,000
Rent paid to a corporation controlled by a director	$3,750
Equipment rental paid to a corporation controlled by a director	$1,250

        b)    As at November 30, 2004, $7,285 included in "Due from related party" was owed by a corporation controlled by a director of the company in respect of advances on expenses. The amount due from the related party is unsecured, without interest or stated terms of repayment, accordingly the fair value can not be practicably calculated.

4.    Due to shareholders

Amounts due to shareholder are unsecured, do not bear interest and have no fixed terms of repayment, accordingly the fair value can not be practicably calculated.

5.    Promissory Notes Payable

On May 1, 2004, the company issued two non-interest-bearing promissory notes for a total amount of $45,000. The two notes were repaid in full in October 2004.

Up to 262,500

Shares of Common Stock

of

Revelstoke Industries, Inc.

PROSPECTUS

The date of this prospectus is February 10, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers.

Our Bylaws require that we indemnify any person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he or a person of whom he is the legal representative is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against such costs and expenses, and to the extent and in the manner provided under Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25.    Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC Registration fee	$ 33.26
Accounting fees and expenses	5000.00
Legal fees and expenses	5000.00
TOTAL	$10,033.26

* Estimated

Item 26.    Recent Sales of Unregistered Securities.

The following information is given with regard to unregistered securities sold by us during the past three years, including the dates and amounts of securities sold, the persons to whom we sold the securities, the consideration received in connection with such sales and, if the securities were issued or sold other than for cash, the description of the transaction and the type and amount of consideration received. The original incorporators contributed $9,167 for their shares in April 2004. These shares were issued without registration in reliance on the exemption provided by Rule 4(2) and Regulation S under the 1933 Act. There was no advertising or solicitation involved in the sale of these shares.
Date	Purchaser	No. of Securities Sold	Consideration Received
			Amount	Type
Apr. 5, 2004	Gordon C. McDougall	62,500	$4,167	Cash
Apr. 5, 2004	Russell J. Shiels	75,000	$5,000	Cash
Nov. 26, 2004	Larry Ainsworth	1,000	$400	Cash
Nov. 26, 2004	Joseph W. Bayer	1,000	$400	Cash
Nov. 26, 2004	Graeme Bruce	2,500	$1,000	Cash
Nov. 26, 2004	Louise Bruce	2,500	$1,000	Cash
Nov. 26, 2004	Neil Buker	1,000	$400	Cash
Nov. 26, 2004	Gordon Caulder	5,000	$2,000	Cash
Nov. 26, 2004	Barry W. Chapman	1,000	$400	Cash
Nov. 26, 2004	C. Jane Clements	1,000	$400	Cash
Nov. 26, 2004	Sheri Croskery	1,000	$400	Cash
Nov. 26, 2004	Tyler DeBoer	1,000	$400	Cash
Nov. 26, 2004	Ralph Ettles	1,000	$400	Cash
Nov. 26, 2004	Tony Fiorino	1,000	$400	Cash
Nov. 26, 2004	Harry Girgulis	1,000	$400	Cash
Nov. 26, 2004	Otis Hiltz	1,000	$400	Cash
Nov. 26, 2004	Brad Hofstad	1,000	$400	Cash
Nov. 26, 2004	Barrie Hunt	1,000	$400	Cash
Nov. 26, 2004	Helge Jensen	1,000	$400	Cash
Nov. 26, 2004	Firoz Jessa	1,000	$400	Cash
Nov. 26, 2004	John Kyle	1,000	$400	Cash
Nov. 26, 2004	Melanie Lantz	1,000	$400	Cash
Nov. 26, 2004	Frederick R. Lloyd	1,000	$400	Cash
Nov. 26, 2004	Bryan McFarlane	1,000	$400	Cash
Nov. 26, 2004	Heather McFarlane	1,000	$400	Cash
Nov. 26, 2004	Wendie Parrish	1,000	$400	Cash
Nov. 26, 2004	Mike Penfold	1,000	$400	Cash
Nov. 26, 2004	Mike Pridie	1,000	$400	Cash
Nov. 26, 2004	Darlene Rodocker	62,500	$25,000	Cash
Nov. 26, 2004	Elaine Rooney	1,000	$400	Cash
Nov. 26, 2004	Adam Donald Sedgwick	1,000	$400	Cash
Nov. 26, 2004	Betty Louise Sedgwick	1,000	$400	Cash
Nov. 26, 2004	Gregory Bruce Sedgwick	1,000	$400	Cash
Nov. 26, 2004	Roderick James Sedgwick	1,000	$400	Cash
Nov. 26, 2004	Patricia Senger	1,000	$400	Cash
Nov. 26, 2004	Janet Shiels	50,000	$20,000	Cash
Nov. 26, 2004	Tara Shiels	1,000	$400	Cash
Nov. 26, 2004	Robert Smith	1,000	$400	Cash
Nov. 26, 2004	Richard Smyth	1,000	$400	Cash
Nov. 26, 2004	Yusuf Visram	1,000	$400	Cash
Nov. 26, 2004	Linda Weight	1,000	$400	Cash
Nov. 26, 2004	Lindsay White	1,000	$400	Cash
Nov. 26, 2004	Phyllis Winship	2,000	$800	Cash
Nov. 26, 2004	Cheryl Wood	1,000	$400	Cash
Nov. 26, 2004	Garry Wood	1,000	$400	Cash
Nov. 26, 2004	Sidney Robert Zetterstrom	1,000	$400	Cash

For each of the above issuances and sales, we relied upon Regulation S of the Securities Act of 1933, as amended, as the basis for the exemption from registration requirements and there was no public solicitation involved. The shares of restricted common stock were sold to private investors, none of whom resides in the U.S. or is a U.S. citizen. All recipients either received adequate information about us or had access, through employment or other relationships, including business and personal relationships with our management to such information. A total of $65,000 was raised from 44 investors.

Item 27.    Exhibits.

The following exhibits are included as part of this Form SB-2.

Exhibit Number	Description
3.1	Articles of Incorporation (filed herewith)
3.2	Bylaws (filed herewith)
5.1	Opinion Re: Legality (filed herewith)
10.1	Letter Agreement with Alantic Ltd. (filed herewith)
23.1	Consent of Auditors (filed herewith)
23.2	Consent of Counsel (included with Exhibit 5.1)

Item 28.    Undertakings.

We hereby undertake to:

(1)    file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

            (i)    include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii)    reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)    include any additional or changed material information on the plan of distribution;

(2)    for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

(3)    file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering;

(4)    for purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective; and

(5)    for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Vancouver, British Columbia, Canada on February 10, 2005.

REVELSTOKE INDUSTRIES, INC.

/s/ Gordon C. McDougall

Gordon C. McDougall, President

/s/ Alan Sedgwick

Alan Sedgwick, Secretary